Exhibit 10.5

January 24, 2008

Sapphire Industrials Corp.

30 Rockefeller Plaza

62nd Floor

New York, New York 10020

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re:	INITIAL PUBLIC OFFERING

Ladies and Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Sapphire Industrials Corp., a Delaware corporation (the “Company”), and Citigroup Global Markets Inc. (the “Underwriter”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each Unit comprised of one share of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and one warrant, which is exercisable for one share of Common Stock. Certain capitalized terms used herein are defined in paragraph 15 hereof.

In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company and the Underwriter as follows:

1. If the Company solicits approval of its stockholders of a Business Combination and/or an Extension Period, the undersigned will (i) vote all Founder Shares owned by the undersigned in accordance with the majority of the votes cast by the holders of the IPO Shares and (ii) vote all other shares of Common Stock owned by the undersigned in favor of such Business Combination or an Extension Period.

2. In the event that the Company fails to consummate a Business Combination within twenty four (24) months from the effective date of the Registration Statement (or within thirty six (36) months if extended pursuant to a stockholder vote as described in the Registration Statement), the undersigned will, as promptly as practicable, take all reasonable actions within the undersigned’s power to (i) cause the Trust Account to be liquidated and distributed to the holders of IPO Shares in accordance with that Trust Account Agreement to be entered into by and among the Company and Mellon Bank, N.A., as account agent (the “Trust Agreement”); and (ii) cause the Company to liquidate as soon as reasonably practicable. The undersigned hereby waives any and all right, title, interest or claim of any kind (each a “Claim”) in or to (x) any distribution of the Trust Account with respect to the undersigned’s Founder Shares in connection with a liquidation and (y) any remaining net assets of the Company after such liquidation. The undersigned hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the funds held in or distributed from the Trust Account for any reason. The undersigned acknowledges and agrees that there will be no distribution from the Trust Account with respect to any warrants, all rights of which will terminate on the Company’s liquidation.

3. Except as disclosed in the Registration Statement, neither of the undersigned, nor any member of the family of the undersigned, nor any Affiliate, other than Lazard Ltd and its subsidiaries, including Lazard and Lazard Group LLC (subject in all cases to the approval requirements disclosed in the Registration Statement), will be entitled to receive and will not accept any fees or other cash payments for any services they render in order to effectuate the consummation of a Business Combination; provided, that the Company may reimburse out-of-pocket expenses incurred by the undersigned in connection with certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations.

4. Neither the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business Combination.

5. The undersigned shall escrow the undersigned’s Founder Units and the shares of Common Stock underlying the Founder Units and Founder Warrants, to the extent exercised, until one year after the consummation of a Business Combination subject to the terms of a Securities Escrow Agreement which the Company will enter into with the undersigned and Mellon Investor Services LLC, as escrow agent, in form and substance acceptable to the Company.

6. The undersigned’s Questionnaire for Directors and Officers furnished to the Company and the undersigned’s biographical information in the Registration Statement is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background. The undersigned’s FINRA Questionnaire furnished to the Company and the Underwriter is true and accurate in all respects. The undersigned represents and warrants that:

6.1 the undersigned is not subject to, or a respondent in, any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

6.2 the undersigned has never been convicted of or pleaded guilty to any crime (i) involving any fraud; (ii) relating to any financial transaction or handling of funds of another person; (iii) pertaining to any dealings in any securities; or (iv) moral turpitude, and the undersigned is not currently a defendant in any such criminal proceeding;

6.3 the undersigned has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

6.4 a petition under any federal bankruptcy laws or any state insolvency law was not filed by or against, nor was a receiver fiscal agent or similar officer appointed by a court for the business or property of the undersigned, or for any partnership in which the undersigned was a general partner, in each case within the past ten years or for any corporation or business association of which the undersigned was an executive officer within the past ten years;

6.5 the undersigned has not been subject to any order prohibiting and is not subject to any legal proceeding seeking to prohibit the undersigned from engaging in any type of business practice;

6.6 the undersigned has not been found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or by any other federal or state regulatory authority to have violated any federal or state securities law;

6.7 the undersigned has not been found by a court of competent jurisdiction in a civil action by the Commodity Futures Trading Commission or by any other federal or state administrative or regulatory authority to have violated any federal or state commodities law;

6.8 the Company will not consummate any Business Combination that involves a target acquisition with which the undersigned has had any discussions, formal or otherwise, with respect to a Business Combination prior to the consummation of the IPO; and

6.9 the Company will not consummate a Business Combination with an entity affiliated with its officers, directors, Lazard Ltd or their affiliates unless the Company obtains an opinion from an independent investment banking firm that the Business Combination is fair to its unaffiliated stockholders from a financial point of view and such Business Combination is approved by a majority of the Company’s board of directors who do not have an interest in such Business Combination and its audit committee.

7. The undersigned authorizes any employer, financial institution or consumer credit reporting agency to release to the Company, Citigroup Global Markets Inc. and their respective legal representatives or agents (including any investigative search firm retained by any of the foregoing), any information he or it may have about the undersigned’s background and finances for the purposes of such party’s participation in the IPO. Neither the Underwriter nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the information described above and the undersigned hereby releases them from liability for any damage in connection therewith.

8. The undersigned has full right and power, without violating any agreement by which the undersigned is bound, to enter into this letter agreement and to serve as a Director of the Company.

9. The undersigned hereby waives the undersigned’s right to exercise conversion rights with respect to any shares of Common Stock owned or to be owned by the undersigned, directly or indirectly, and agrees that the undersigned will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

10. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation other than an Extension Period as described in the Registration Statement. Should such a proposal be put before stockholders (other than an Extension Period), the undersigned agrees to vote against such proposal. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. Should such a proposal be put before stockholders, the undersigned hereby agrees to vote against such proposal. The undersigned further agrees that prior to the consummation of a Business Combination, he will not propose any amendment to Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation or support, endorse or recommend any proposal that stockholders amend any of these provisions. This paragraph may not be modified or amended under any circumstances.

11. Reference is made to the lock-up agreement letter by and among the undersigned and the Underwriter, dated as of January 17, 2008, and the undersigned covenants and undertakes to the Company to comply with the terms thereof as if the Company were a party thereto.

12. This letter agreement shall be binding on the Company and the undersigned and the undersigned’s respective successors, heirs, personal representatives and assigns other than the obligation to serve as a director of the Company under Section 8 hereof. This letter agreement shall terminate on the earlier of (i) the date upon which the Business Combination is consummated and (ii) the date upon which the liquidation and distribution of the Trust Account is completed, provided that the following Sections shall survive such termination: 3, 12, 13, 14, 15 and 17.

13. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rules 327(b). Each of the Company and the undersigned hereby (i) agrees that any action, proceeding or claim against him or it arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

14. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this letter agreement.

15. As used herein:

15.1 “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

15.2 “Business Combination” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation of the Company.

15.3 “Extension Period” shall mean the extension, upon stockholder approval, of the period of time during which the Company may complete a Business Combination from 24 months to 36 months if the Company has entered into a definitive agreement relating to a Business Combination within 24 months following the IPO and anticipates that it may not be able to consummate a Business Combination within 24 months of the IPO.

15.4 “Founder Shares” shall mean the shares of Common Stock issued as part of the Founder Units to the undersigned.

15.5 “Founder Units” shall mean the Units purchased by the undersigned as set forth in that certain Initial Unit Subscription Agreement, dated as of October 2, 2007, by and between the Company and the undersigned.

15.6 “IPO Shares” shall mean the shares of Common Stock comprising the Units issued in the Company’s IPO.

15.7 “Lazard” shall mean Lazard Funding Limited LLC.

15.8 “Registration Statement” shall mean the registration statement filed by the Company on Form S-1 (No. 333-146620) with the Securities and Exchange Commission on October 11, 2007, and any amendment or supplement thereto, in connection with the IPO.

15.9 “Trust Account” shall mean the trust account established pursuant to the Trust Account Agreement, the amounts therein to be released only in the event of the consummation of a Business Combination, a liquidation of the Company or as otherwise permitted by the Trust Account Agreement.

16. The undersigned acknowledges and understands that the Underwriter and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render the Underwriter a representative of, or a fiduciary with respect to, the Company, its stockholders or any creditor or vendor of the Company with respect to the subject matter hereof.

17. No term or provision of this letter agreement may be amended, changed, waived altered or modified except by written instrument executed and delivered by the undersigned, the Company and Citigroup Global Markets Inc.

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Sincerely,

/s/ Thomas Dooley
Name: Thomas Dooley

Accepted and agreed:

SAPPHIRE INDUSTRIALS CORP.

By:	/s/ Donald G. Drapkin
Name:	Donald G. Drapkin
Title:	Chairman, Chief Executive Officer and President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jacques Lilly
Name:	Jacques Lilly
Title:	Managing Director